Exhibit 10.2

June 12, 2026

Dear John:

As you are aware, Payoneer Global Inc. (the “Company”) entered into that certain Agreement and Plan of Merger, dated as of June 12, 2026 (the “Merger Agreement”), by and among the Company, Neon Maple Parent Inc. (“Neptune”) and Panda Acquisition Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, and the Company’s common stock will no longer be publicly traded (collectively, the “Transactions”).

This letter agreement (this “Letter Agreement”) sets forth our mutual understanding and agreement regarding: (i) the impact of the Transactions on your ability to claim a resignation of employment due to Good Reason under the terms of your Employment Agreement (as defined below); and (ii) your continued provision of services to Neptune and its affiliates for at least nine months following the closing of the Transactions (the “Closing”).

In connection with the foregoing, effective as of the date first set forth above and continuing at all times hereafter, you hereby acknowledge and agree that the Company’s consummation of the Transactions, and any changes to your position, title, authority, duties or responsibilities as a result of the Transactions, shall in no event constitute Good Reason for purposes of that certain Employment Agreement between you and the Company, effective as of May 24, 2022, as amended on February 27, 2023 (the “Employment Agreement”) or for purposes of any other agreement between you and the Company or any of its affiliates that defines “Good Reason” by reference to the Employment Agreement or otherwise.

In addition, you hereby acknowledge and agree that, for the nine-month period immediately following the Closing, you will cease to serve as an employee of the Company and will make yourself reasonably available (by telephone or otherwise) to Neptune and its affiliates as an independent contractor consultant to work on an as-needed basis on transition and integration matters, reporting to the board of directors of Neptune (the “Board”) and the Chief Executive Officer of Neptune (“CEO”); provided, that the amount of time that you will spend on such consulting services shall, in all cases, be no more than the amount of time that is required in order to ensure that you have had a “separation from service” upon the Closing, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Board and the CEO will cooperate with you to schedule your work hereunder, with due regard to your other commitments (which may include other employment and personal obligations), it being understood that you will not be expected to work in person at the Company or Neptune facilities, except as reasonably agreed by you and the Company.

As consideration for your execution of this Letter Agreement, Neptune hereby agrees that, notwithstanding anything set forth in the Employment Agreement or any other agreement or arrangement in effect as of the date hereof:  (i) 75% of your Company restricted stock units and performance-based restricted stock units outstanding as of immediately prior to the Closing will accelerate vesting in connection with the Closing and be paid in accordance with Section 2.4(e) of the Merger Agreement; and (ii) the remaining 25% of your Company restricted stock units and performance-based restricted stock units outstanding as of immediately prior to the Closing

(which, on and following the Closing, will be held in the form of a deferred cash award pursuant to the terms of the Merger Agreement), will accelerate vesting and be payable on the nine-month anniversary of the Closing, subject to your good faith efforts to provide continued service through such date in accordance with the terms hereof; provided, that, in each case, all stock price performance conditions with respect to the 2,000,000 Company RSUs that are subject to vesting based upon achievement of stock price targets that have not heretofore become achieved will be treated as fully achieved with respect to all such stock price based targets as of the Closing and all shares covered thereby will become vested, settled and paid as set forth above and any other applicable performance-based vesting conditions applicable to your Company equity-based awards shall be achieved at the greater of target and actual performance and all shares covered thereby will become will become vested, settled and paid as set forth above (including with respect to any Deferred RSU/PSU Amount (as defined in the Merger Agreement)).  For the avoidance of doubt, your Company stock options outstanding as of the Closing will be treated as set forth in the Merger Agreement; provided, that (x) 75% of any Deferred Option Amount (as defined in the Merger Agreement) will be paid in accordance with Section 2.4(e) of the Merger Agreement; and (y) the remaining 25% of the Deferred Option Amount to be payable to you on the nine-month anniversary of the Closing.  Amounts that become payable to you on the nine-month anniversary of the Closing pursuant to the terms of this paragraph shall be paid on the next regularly scheduled payroll date of Neptune and its affiliates (except as required under Section 409A of the Code).

Except as expressly provided in this Letter Agreement, the remaining terms of the Employment Agreement remain in full force and effect.  Any modification of the terms of this Letter Agreement shall only be valid if made in writing and signed by the parties hereto.  In the event that the Transactions do not occur, this Letter Agreement shall be null and void ab initio.  Otherwise, this Letter Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

For the convenience of the parties hereto and to facilitate execution, this Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.  Each counterpart may be executed and delivered by electronic signature.

[Signature Pages Follow]

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this letter as of the date first set forth above.

Neon Maple Parent Inc.

 /s/ Philip Fayer

Name:Philip Fayer

Title:Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]

 /s/ John Caplan

John Caplan

[Signature Page to Letter Agreement]